EMERGENT BIOSOLUTIONS REPORTS FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL RESULTS
•Fourth Quarter 2024 Total Revenues of $194.7 million; Full Year 2024 Total Revenues of $1.04 billion
•Fourth Quarter 2024 Net Loss of $31.3 million, decrease in Net Loss of 37% versus prior year
•Fourth Quarter 2024 Adjusted EBITDA of $21.0 million, increase of 518% versus prior year
•Full Year 2024 Adjusted EBITDA of $183.1 million, compares favorably to a loss of $22.3 million in 2023
•Guiding to 2025 Adjusted EBITDA of $150 - $200 million and improved gross margins
GAITHERSBURG, Md., March 3, 2025—Emergent BioSolutions Inc. (NYSE: EBS) today reported financial results for the quarter and year ended December 31, 2024.
"As we close out 2024, I’m proud to share we delivered favorable full-year financial results driven by our core products, all the while, completing a series of strategic stabilization actions to strengthen our financial position ahead of plan," said Joe Papa, president and chief executive officer of Emergent. “This strong foundation enables Emergent to focus on profitable revenue growth and cash generation as we move forward with turnaround activities, a critical phase in our multi-year transformation plan. Our results and progress are a testament to the hard work and dedication of our entire team, and we believe Emergent’s future will be defined by the durability of our business, opportunities for new markets and innovation, and a steadfast commitment to protecting and saving lives."

FINANCIAL HIGHLIGHTS(1)
Q4 2024 vs. Q4 2023

($ in millions, except per share amounts)	Q4 2024	Q4 2023	% Change
Total Revenues	$194.7	$276.6	(30)%
Net Loss	$(31.3)	$(49.5)	37%
Net Loss per Diluted Share	$(0.58)	$(0.95)	39%
Adjusted Net Income (Loss)(2)	$2.6	$(40.0)	107%
Adjusted Net Income (Loss) per Diluted Share(2)	$0.05	$(0.77)	106%
Adjusted EBITDA(2)	$21.0	$3.4	518%
Total Segment Gross Margin %(2)	29%	25%
Total Segment Adjusted Gross Margin %(2)	40%	32%
Year to Date (“YTD”) 2024 vs. YTD 2023

($ in millions, except per share amounts)	YTD 2024	YTD 2023	% Change
Total Revenues	$1,043.6	$1,049.3	(1)%
Net Loss	$(190.6)	$(760.5)	75%
Net Loss per Diluted Share	$(3.60)	$(14.85)	76%
Adjusted Net Loss(2)	$(12.1)	$(319.0)	96%
Adjusted Net Loss per Diluted Share(2)	$(0.23)	$(6.23)	96%
Adjusted EBITDA(2)	$183.1	$(22.3)	921%
Total Segment Gross Margin %(2)	26%	25%
Total Segment Adjusted Gross Margin %(2)	45%	33%

SELECT 2024 FULL YEAR BUSINESS UPDATES
•Appointed industry leader Joseph C. Papa as President, CEO and Director
•Appointed Dr. Simon Lowry as Chief Medical Officer and Head of Research and Development
•Received approximately $550 million of Medical Countermeasure Contract Modification Awards
•Awarded procurement contract valued up to $235.8 million to supply BioThrax® (Anthrax Vaccine Adsorbed) to the U.S. Department of Defense
•FDA approved sBLA for expansion of the indication for ACAM2000® to include prevention of mpox disease in individuals determined to be at high risk

•Repaid $168 million of debt and extended maturities to 2029 with new $250 million secured term loan and $100 million asset-backed revolving credit facility
•Completed $117 million of targeted asset divestitures and streamlined manufacturing footprint
•Resolved legacy legal disputes including receipt of $50 million settlement payment from Janssen
•Received $30 million in development milestone payments from Bavarian Nordic as part of the sale of the Travel Health Business
•Returned to strong, positive operating cash flow
FOURTH QUARTER 2024 FINANCIAL PERFORMANCE(1)
Revenues
The Company uses the following categories in discussing product/service level revenues:
•NARCAN® — comprises contributions from NARCAN® Nasal Spray
•Anthrax MCM — comprises contributions from CYFENDUS®, previously known as AV7909, BioThrax®, Anthrasil® and Raxibacumab
•Smallpox MCM — comprises contributions from ACAM2000®, VIGIV CNJ-016® and TEMBEXA®
•Other Products — comprises contributions from BAT® and RSDL®
•Bioservices — comprises service and lease revenues from the Bioservices business

($ in millions)	Q4 2024	Q4 2023	% Change
Product sales, net:(3)
NARCAN®	$65.1	$111.0	(41)%
Anthrax MCM	32.5	111.6	(71)%
Smallpox MCM	76.5	11.5	565%
Other Products	7.8	15.0	(48)%
Total Product sales, net	$181.9	$249.1	(27)%

Bioservices:
Services	$6.8	$20.6	(67)%
Leases	0.6	0.2	200%
Total Bioservices revenues	$7.4	$20.8	(64)%

Contracts and grants	$5.4	$6.7	(19)%

Total revenues	$194.7	$276.6	(30)%

Product Sales, net
NARCAN®
For Q4 2024, revenues from NARCAN® (naloxone HCl) Nasal Spray decreased $45.9 million, or 41%, as compared with Q4 2023. The decrease was primarily driven by lower sales of over-the-counter (“OTC”) NARCAN®, coupled with lower revenues for Canadian retail sales.
Anthrax MCM
For Q4 2024, revenues from Anthrax MCM products decreased $79.1 million, or 71%, as compared with Q4 2023. The decrease reflects the impact of timing of sales related to CYFENDUS®, Anthrasil®, and BioThrax®. Anthrax vaccine product sales are primarily made under annual purchase options exercised by the U.S. government (the “USG”). Fluctuations in revenues result from the timing of USG purchases and the exercise of annual purchase options, the availability of governmental funding and the Company’s delivery of orders that follow.
Smallpox MCM
For Q4 2024, revenues from Smallpox MCM products increased $65.0 million, or 565%, as compared with Q4 2023. The increase was primarily due higher ACAM2000® sales to non-U.S. customers and timing of USG purchases of VIGIV CNJ-016®. Fluctuations in revenues result from the timing of USG purchases and the exercise of annual purchase options in existing procurement contracts, the availability of governmental funding and Company delivery of orders that follow.
Other Products
For Q4 2024, revenues from Other Product sales decreased $7.2 million, or 48%, as compared with Q4 2023. The decrease was due to lower sales of RSDL®, which was sold to SERB during the third quarter of 2024, and lower product sales of BAT®, due to timing of deliveries.
Bioservices Revenues
Services
For Q4 2024, revenues from Bioservices services decreased $13.8 million, or 67%, as compared with Q4 2023. The decrease was primarily attributable to the sale of the Camden facility to Bora Pharmaceuticals Injectables Inc., a subsidiary of Bora Pharmaceuticals Co., Ltd (“Bora”), during the third quarter of 2024, coupled with lower revenue from the Company's Bayview facility as a result of the prior year resolution of a customer's outstanding obligation, partially offset by higher production from the Company’s Winnipeg facility.
Leases
For Q4 2024, revenues from Bioservices leases increased $0.4 million, or 200%, as compared with Q4 2023. The increase was attributable to an increase in lease revenue associated with SERB at our Winnipeg facility.
Contracts and Grants
For Q4 2024, revenues from contracts and grants decreased $1.3 million, or 19%, as compared with Q4 2023. The decrease was primarily attributable to the wind-down of various development initiatives.

Operating Expenses

($ in millions)	Q4 2024	Q4 2023	% Change
Cost of Commercial product sales	$33.2	$50.1	(34)%
Cost of MCM product sales	72.1	97.2	(26)%
Cost of Bioservices	12.7	37.8	(66)%
Research and development (“R&D”)	9.1	29.4	(69)%
Selling, general and administrative (“SG&A”)	60.8	89.7	(32)%
Amortization of intangible assets	16.3	16.2	1%
Total operating expenses	$204.2	$320.4	(36)%
Cost of Commercial Product Sales
For Q4 2024, cost of Commercial Product sales decreased $16.9 million, or 34%, as compared with Q4 2023. The decrease was primarily due to lower OTC NARCAN® unit volume.
Cost of MCM Product Sales
For Q4 2024, cost of MCM Product sales decreased $25.1 million, or 26%, as compared with Q4 2023. The decrease was primarily due to lower sales of CYFENDUS® and Anthrasil®, coupled with a reduction in Trobigard®-related costs due to the revocation of Trobigard's Marketing Authorization during the second quarter of 2024 and lower sales of RSDL®, which was sold to SERB during the third quarter of 2024. This decrease was partially offset by an increase in TEMBEXA® related costs and higher sales of ACAM2000®.
Cost of Bioservices
For Q4 2024, cost of Bioservices decreased $25.1 million, or 66%, as compared with Q4 2023. The decrease was primarily attributable to lower costs due to the sale of the Camden facility to Bora in the third quarter of 2024, coupled with a decrease in overhead costs at our Gaithersburg facility. The decrease was partially offset by higher costs at our Winnipeg facility due to an increase in production.
Research and Development Expenses
For Q4 2024, R&D expenses decreased $20.3 million, or 69%, as compared with Q4 2023. The decrease was primarily driven by prior period write-offs related to program terminations, a reduction in spend for certain funded and unfunded projects and a reduction in related overhead costs driven by headcount reductions.
Selling, General and Administrative Expenses
For Q4 2024, SG&A expenses decreased $28.9 million, or 32%, as compared with Q4 2023. The decrease was primarily due to lower legal services fees and consulting services fees for disputes and other corporate initiatives, coupled with lower employee related expenses and compensation as a result of restructuring initiatives during 2023 and 2024. The decrease was also driven by lower marketing fees related to the launch of OTC NARCAN® in the prior year.
ADDITIONAL FINANCIAL INFORMATION(1)
Capital Expenditures

($ in millions)	Q4 2024	Q4 2023	% Change
Capital expenditures	$1.7	$11.4	(85)%
Capital expenditures as a % of total revenues	1%	4%
For Q4 2024, capital expenditures decreased largely due to lower development activities across the Company’s facilities.

SEGMENT INFORMATION
The Company manages the business with a focus on three reportable segments: (1) the Commercial Products segment consisting of NARCAN® and other commercial products that were sold as part of our travel health business in the second quarter of 2023; (2) the MCM Products segment consisting of Anthrax - MCM, Smallpox - MCM and Other products and (3) the services segment consisting of our Bioservices business (“Services”). The Company evaluates the performance of these reportable segments based on revenues and segment adjusted gross margin, which is a non-GAAP financial measure. Segment revenue includes external customer sales, but does not include inter-segment services. The Company does not allocate contracts and grants revenue, R&D, SG&A, amortization of intangible assets, interest and other income (expense) or taxes to its evaluation of the performance of these segments.
FOURTH QUARTER 2024 SEGMENT RESULTS

($ in millions)	Commercial Products
	Quarter Ended December 31,
	2024	2023	$ Change	% Change
Revenues	$65.1	$111.0	$(45.9)	(41)%
Cost of sales	33.2	50.1	(16.9)	(34)%
Intangible asset amortization	9.5	9.4	0.1	1%
Gross margin**	$22.4	$51.5	$(29.1)	(57)%
Gross margin %**	34%	46%
Add back:
Intangible asset amortization	$9.5	$9.4	$0.1	1%
Segment adjusted gross margin(2)	$31.9	$60.9	$(29.0)	(48)%
Segment adjusted gross margin %(2)	49%	55%

** Gross margin is calculated as revenues less cost of sales and intangible asset amortization. Gross margin % is calculated as gross margin divided by revenues.
Commercial Products segment gross margin decreased $29.1 million, or 57%, to $22.4 million in the quarter, as compared with $51.5 million in the prior year quarter. Commercial Products segment gross margin percentage decreased twelve percentage points to 34% for the quarter ended December 31, 2024. The decrease was largely due to an unfavorable price and volume mix in 2024 for NARCAN® products. Commercial Products segment adjusted gross margin in the current year period excludes the impact of intangible asset amortization of $9.5 million.

($ in millions)	MCM Products
	Quarter Ended December 31,
	2024	2023	$ Change	% Change
Revenues	$116.8	$138.1	$(21.3)	(15)%
Cost of sales	72.1	97.2	(25.1)	(26)%
Intangible asset amortization	6.8	6.8	—	—%
Gross margin**	$37.9	$34.1	$3.8	11%
Gross margin %**	32%	25%
Add back:
Intangible asset amortization	$6.8	$6.8	$—	—%
Changes in fair value of financial instruments	—	0.6	(0.6)	(100)%
Restructuring costs	(0.3)	(1.4)	1.1	79%
Inventory step-up provision	5.0	2.0	3.0	150%
Segment adjusted gross margin(2)	$49.4	$42.1	$7.3	17%
Segment adjusted gross margin %(2)	42%	30%

** Gross margin is calculated as revenues less cost of sales and intangible asset amortization. Gross margin % is calculated as gross margin divided by revenues.

MCM Products segment gross margin increased $3.8 million, or 11%, to $37.9 million in the quarter, as compared with $34.1 million in the prior year quarter. MCM Products segment gross margin percentage increased 7 percentage points to 32% for the quarter ended December 31, 2024. The increase was largely due to a favorable product mix weighted more heavily to higher margin products. MCM Product segment adjusted gross margin in the current year period excludes the impact of intangible asset amortization of $6.8 million, inventory step-up provision of $5.0 million and restructuring costs of $(0.3) million.

($ in millions)	Services
	Quarter Ended December 31,
	2024	2023	$ Change	% Change
Revenues	$7.4	$20.8	$(13.4)	(64)%
Cost of services	12.7	37.8	(25.1)	(66)%
Gross margin**	$(5.3)	$(17.0)	$11.7	69%
Gross margin %**	(72)%	(82)%
Add back:
Restructuring costs	$(0.1)	$0.3	(0.4)	(133)%
Segment adjusted gross margin(2)	$(5.4)	$(16.7)	$11.3	68%
Segment adjusted gross margin %(2)	(73)%	(80)%

** Gross margin is calculated as revenues less cost of services less intangible asset amortization. Gross margin % is calculated as gross margin divided by revenues.
Services segment gross margin increased $11.7 million, or 69%, to $(5.3) million in the quarter, as compared with $(17.0) million in the prior year quarter. Services segment gross margin percentage increased 10 percentage points to (72)% for the quarter ended December 31, 2024. The increase was primarily due to lower overhead and remediation costs related to the sale of the Camden facility coupled with lower overhead costs at our Gaithersburg facility. Services segment adjusted gross margin in the current year period excludes the impact of restructuring costs of $(0.1) million.

YTD 2024 SEGMENT RESULTS

($ in millions)	Commercial Products
	Year Ended December 31,
	2024	2023	$ Change	% Change
Revenues	$398.9	$497.3	$(98.4)	(20)%
Cost of sales	185.9	210.3	(24.4)	(12)%
Intangible asset amortization	37.8	38.6	(0.8)	(2)%
Gross margin**	$175.2	$248.4	$(73.2)	(29)%
Gross margin %**	44%	50%
Add back:
Intangible asset amortization	$37.8	$38.6	$(0.8)	(2)%
Segment adjusted gross margin(2)	$213.0	$287.0	$(74.0)	(26)%
Segment adjusted gross margin %(2)	53%	58%

** Gross margin is calculated as revenues less cost of sales and intangible asset amortization. Gross margin % is calculated as gross margin divided by revenues.
Commercial Products segment gross margin decreased $73.2 million, or 29%, to $175.2 million for the year ended December 31, 2024, as compared with $248.4 million for the year ended December 31, 2023. Commercial Products segment gross margin percentage decreased 6 percentage points to 44% in 2024. The decrease was largely due to an unfavorable price and volume mix in 2024 for NARCAN® products, partially offset by the sale of the products associated with our travel health business to Bavarian Nordic. Commercial Products segment adjusted gross margin in the current year period excludes the impact of intangible asset amortization of $37.8 million.

($ in millions)	MCM Products
	Year Ended December 31,
	2024	2023	$ Change	% Change
Revenues	$509.8	$447.2	$62.6	14%
Cost of sales	219.4	305.6	(86.2)	(28)%
Intangible asset amortization	27.3	27.0	0.3	1%
Gross margin**	$263.1	$114.6	$148.5	130%
Gross margin %**	52%	26%
Add back:
Intangible asset amortization	$27.3	$27.0	$0.3	1%
Changes in fair value of financial instruments	0.6	0.2	0.4	200%
Inventory step-up provision	6.2	3.9	2.3	59%
Restructuring costs	7.2	5.6	1.6	29%
Segment adjusted gross margin(2)	$304.4	$151.3	$153.1	101%
Segment adjusted gross margin %(2)	60%	34%

** Gross margin is calculated as revenues less cost of sales and intangible asset amortization. Gross margin % is calculated as gross margin divided by revenues.
MCM Products segment gross margin increased $148.5 million, or 130%, to $263.1 million for the year ended December 31, 2024, as compared with $114.6 million for the year ended December 31, 2023. MCM Products segment gross margin percentage increased 26 percentage points to 52% for the year ended December 31, 2024. The increase was largely due to overall higher sales volumes with a favorable product mix weighted more heavily to higher margin products coupled with lower allocations to Cost of MCM Product sales at our Bayview facility and lower shutdown related costs, a reduction in Trobigard® related costs due to the Trobigard® revocation, and realization of previously adjusted inventory values. MCM Product segment adjusted gross margin in the current year period excludes the impact of intangible asset amortization of $27.3 million, restructuring costs of $7.2 million, inventory step-up provision of $6.2 million and changes in fair value of financial instruments of $0.6 million.

($ in millions)	Services
	Year Ended December 31,
	2024	2023	$ Change	% Change
Revenues	$104.9	$78.5	$26.4	34%
Cost of services	276.0	189.5	86.5	46%
Gross margin**	$(171.1)	$(111.0)	$(60.1)	(54)%
Gross margin %**	(163)%	(141)%
Add back:
Settlement charges, net	$110.2	$—	$110.2	NM
Restructuring costs	0.2	8.4	(8.2)	(98)%
Segment adjusted gross margin(2)	$(60.7)	$(102.6)	$41.9	41%
Segment adjusted gross margin %(2)	(58)%	(131)%

** Gross margin is calculated as revenues less cost of sales and intangible asset amortization. Gross margin % is calculated as gross margin divided by revenues.
NM - Not Meaningful
Services segment gross margin decreased $60.1 million, or 54%, to $(171.1) million for the year ended December 31, 2024, as compared with $(111.0) million for the year ended December 31, 2023. Services segment gross margin percentage decreased 22 percentage points to (163)% for the year ended December 31, 2024. The decrease was primarily due to the Settlement Agreement with Janssen and resulting revenue and write-down of related assets mentioned above, coupled with lower production at the Company's Canton facility. This decrease was partially offset by an increase in production at the Camden facility prior to the sale of the facility to Bora and a decrease in overhead costs at our other Maryland facilities. Services segment adjusted gross margin in the current year period excludes the impact of segment settlement charge, net of $110.2 million and restructuring costs of $0.2 million.

2025 FINANCIAL FORECAST
The Company provides the following financial forecast for full year 2025 and Q1 2025, reflecting management's expectations based on the most current information available.

METRIC ($ in millions)	Full Year 2024 Actual	Full Year 2025 Forecast
Total revenues	$1,043.6	$750 - $850
Net income (loss)	$(190.6)	$16 - $66
Adjusted net income (loss)(2)	$(12.1)	$20 - $70
Adjusted EBITDA(2)	$183.1	$150 - $200
Total segment adjusted gross margin %(2)	45%	48% - 51%

Segment Level Revenue
MCM Products(4)	$509.8	$435 - $485
Commercial Products(5)	$398.9	$265 - $315

Key Assumptions ($ and shares in millions)
Interest expense	~$55
R&D	~6% to 7% of Revenue
SG&A	~27% to 28% of Revenue
Weighted avg. fully diluted share count	~54
Capex	~$17
Depreciation & amortization	~$100
Q1 2025

METRIC ($ in millions)	Q1 2025 Forecast
Total revenues	$200 - $240
FOOTNOTES
(1) All financial information included in this release is unaudited.
(2) See “Non-GAAP Financial Measures” and the "Reconciliation of Non-GAAP Financial Measures" tables for the definitions and reconciliations of these non-GAAP financial measures to the most closely related GAAP financial measures.
(3) Product sales, net are reported net of variable consideration including returns, rebates, wholesaler fees and prompt pay discounts in accordance with GAAP.
(4) Our MCM Products forecast excludes revenues related to RSDL®, which product was sold during the third quarter of 2024.
(5) Our Commercial Products forecast consists of revenues for NARCAN® Nasal Spray and revenues from distribution of Kloxxado™ naloxone HCl nasal spray 8 mg pursuant to an agreement with Hikma Pharmaceuticals PLC in January 2025.

CONFERENCE CALL, PRESENTATION SUPPLEMENT AND WEBCAST INFORMATION
Company management will host a conference call at 5:00 pm eastern time today, March 3, 2025, to discuss these financial results. The conference call and presentation supplement can be accessed from the Company's website or through the following:
By phone
Advanced registration is required.
Visit https://register.vevent.com/register/BI9fd2e9c4549b4810a48b112eda75d4ad to register and receive an email with the dial-in number, passcode and registrant ID
By webcast
Visit https://edge.media-server.com/mmc/p/3zrcjovs
A replay of the call can be accessed from the Emergent website.
ABOUT EMERGENT BIOSOLUTIONS INC.
At Emergent, our mission is to protect and save lives. For over 25 years, we’ve been at work preparing those entrusted with protecting public health. We deliver protective and life-saving solutions for health threats like smallpox, mpox, botulism, Ebola, anthrax and opioid overdose emergencies. To learn more about how we help prepare communities around the world for today’s health challenges and tomorrow’s threats, visit our website and follow us on LinkedIn, X, Instagram, Apple Podcasts and Spotify.
NON-GAAP FINANCIAL MEASURES
In the accompanying analysis of financial information, we sometimes use information derived from consolidated and segment financial information that may not be presented in our financial statements or prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Certain of these financial measures are considered not in conformity with GAAP (“non-GAAP financial measures”) under the United States Securities and Exchange Commission (“SEC”) rules. Specifically, we have referred to the following non-GAAP financial measures:

•Adjusted Net Income (Loss)
•Adjusted Net Income (Loss) per Diluted Share
•Adjusted EBITDA
•Total Segment Revenues
•Total Segment Gross Margin
•Total Segment Gross Margin %
•Total Segment Adjusted Gross Margin
•Total Segment Adjusted Gross Margin %
•Segment Adjusted Gross Margin
•Segment Adjusted Gross Margin %

We define Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Diluted Share, which are non-GAAP financial measures, as net loss and net loss per diluted share, respectively, excluding the impact of changes in fair value of financial instruments, acquisition and divestiture-related costs, severance and restructuring costs, settlement charges, net, exit and disposal costs, impairment charges, gain on sale of business, non-cash amortization charges, contingent consideration milestones, and other income (expense) items. We use Adjusted Net Income (Loss) for the purpose of calculating Adjusted Net Income (Loss) per Diluted Share. Management uses Adjusted Net Income (Loss) per Diluted Share to assess total Company operating performance on a consistent basis. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with an additional understanding of our business operating results, including underlying trends.

We define Adjusted EBITDA, which is a non-GAAP financial measure, as net loss before income tax provision (benefit), interest expense, net, depreciation, amortization of intangible assets, excluding the impact of changes in fair value of financial instruments, acquisition and divestiture-related costs, severance and restructuring costs, settlement charges, net, exit and disposal costs, impairment charges, gain (loss) on sale of business, non-cash amortization charges, contingent consideration milestones and other income (expense) items. We believe that this non-GAAP financial measure, when considered together with our GAAP financial results and GAAP financial measures, provides management and investors with a more complete understanding of our operating results, including underlying trends. In addition, EBITDA is a common alternative measure of operating performance used by many of our competitors. It is used by investors, financial analysts, rating agencies and others to value and compare the financial performance of companies in our industry, although it may be defined differently by different companies. Therefore, we also believe that this non-GAAP financial measure, considered along with corresponding GAAP financial measures, provides management and investors with additional information for comparison of our operating results with the operating results of other companies.
We have included the definitions of Segment Gross Margin and Segment Gross Margin %, which are GAAP financial measures, below in order to more fully define the components of certain non-GAAP financial measures presented in this press release. We define Segment Gross Margin, as a segment's revenues, less a segment's cost of sales or services and intangible asset amortization. We define Segment Gross Margin %, as Segment Gross Margin as a percentage of a segments revenues. We define Segment Adjusted Gross Margin, which is a non-GAAP financial measure as Segment Gross Margin excluding the impact of intangible asset amortization, restructuring costs, changes in the fair value of financial instruments, settlement charges, net and inventory step-up provision. We define Segment Adjusted Gross Margin %, which is a non-GAAP financial measure, as Segment Adjusted Gross Margin as a percentage of a segment's revenues.
We define Total Segment Revenues, which is a non-GAAP financial measure, as our Total Revenues, less contracts and grants revenue, which is also equal to the sum of the revenues of our reportable operating segments. We define Total Segment Gross Margin, which is a non-GAAP financial measure, as Total Segment Revenues less our aggregate cost of sales or services. We define Total Segment Gross Margin %, which is a non-GAAP financial measure, as Total Segment Gross Margin as a percentage of Total Segment Revenues. We define Total Segment Adjusted Gross Margin, which is a non-GAAP financial measure, as Total Segment Gross Margin, excluding the impact of restructuring costs, settlement charges, net, changes in the fair value of financial instruments and inventory step-up provision. We define Total Segment Adjusted Gross Margin %, which is a non-GAAP financial measure, as Total Segment Adjusted Gross Margin as a percentage of Total Segment Revenues.

Non-GAAP financial measures are not defined in the same manner by all companies and may not be comparable with other similarly titled measures of other companies. The determination of the amounts that are excluded from these non-GAAP financial measures are a matter of management judgment and depend upon, among other factors, the nature of the underlying expense or income amounts. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our Consolidated Statements of Operations and Consolidated Statements of Cash Flows. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial tables accompanying this press release.
SAFE HARBOR STATEMENT
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including statements regarding the future performance of the Company or any of our businesses, our business strategy, future operations, future financial position, future revenues and earnings, our ability to achieve the objectives of our restructuring initiatives and divestitures, including our future results, projected costs, prospects, plans and objectives of management, are forward-looking statements. We generally identify forward-looking statements by using words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “intend,” “may,” “plan,” “position,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions or variations thereof, or the negative thereof, but these terms are not the exclusive means of identifying such statements. These forward-looking statements are based on our current intentions, beliefs, assumptions and expectations regarding future events based on information that is currently available. You should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from our expectations. Readers are, therefore, cautioned not to place undue reliance on any forward-looking statement contained herein. Any such forward-looking statement speaks only as of the date of this press release, and, except as required by law, we do not undertake any obligation to update any forward-looking statement to reflect new information, events or circumstances.
There are a number of important factors that could cause our actual results to differ materially from those indicated by such forward-looking statements, including, among others, the availability of USG funding for contracts related to procurement of our medical countermeasure ("MCM") products, including CYFENDUS® (Anthrax Vaccine Adsorbed (AVA) Adjuvanted), previously known as AV7909, BioThrax® (Anthrax Vaccine Adsorbed), and ACAM2000® (Smallpox (Vaccinia) Vaccine, Live) among others, as well as contracts related to development of medical countermeasures; our ability to meet our commitments to quality and compliance in all of our manufacturing operations; our ability to negotiate additional USG procurement or follow-on contracts for our MCM products that have expired or will be expiring; the commercial availability and impact of a generic and competitive marketplace on future sales of NARCAN® (naloxone HCL) Nasal Spray and over-the-counter NARCAN® Nasal Spray; our ability to perform under our contracts with the USG, including the timing of and specifications relating to deliveries; the ability of our contractors and suppliers to maintain compliance with current good manufacturing practices and other regulatory obligations; our ability to negotiate new or further commitments related to the collaboration and deployment of capacity toward future commercial manufacturing related to our bioservices and under our existing Bioservices contracts; our ability to collect reimbursement for raw materials and payment of service fees from our Bioservices customers; the results of pending government investigations and their potential impact on our business; our ability to satisfy the conditions of the final settlement, and the potential impact of the final settlement agreement, including the funds to resolve the litigation, on our business; our ability to comply with the operating and financial covenants required by (i) our term loan facility under a credit agreement, dated August 30, 2024, among the Company, the lenders from time to time party thereto and OHA Agency LLC, as administrative agent, (ii) our revolving credit facility under a credit agreement, dated September 30, 2024, among the Company, certain subsidiary borrowers, the lenders from time to time party thereto and Wells Fargo, National Association, as Agent, and (iii) our 3.875% Senior Unsecured Notes due 2028; our ability to maintain adequate internal control over financial reporting and to prepare accurate financial statements in a timely manner; our ability to maintain sufficient cash flow from our operations to pay our substantial debt, now and in the future; our ability to invest in our business operations as a result of our current indebtedness; the procurement of our product candidates by USG entities under regulatory authorities that permit government procurement of certain medical products prior to FDA marketing authorization, and corresponding procurement by government entities outside the United States; our ability to realize the expected benefits of the sale of our travel health business to Bavarian Nordic, the sale of our Drug Product facility in Baltimore-Camden to Bora Pharmaceuticals Injectables Inc., a subsidiary of Bora Pharmaceuticals Co., Ltd. and the sale of RSDL® to SERB Pharmaceuticals; the impact of the organizational changes we announced in January 2023, August 2023, May 2024 and August 2024; our ability to identify and acquire companies, businesses, products or product candidates that satisfy our selection criteria; the impact of cybersecurity incidents, including the risks from the unauthorized access, interruption, failure or compromise of our information systems or those of our business partners, collaborators or other third parties; the success of our commercialization, marketing and manufacturing capabilities and strategy; and the accuracy of our estimates regarding future revenues, expenses, capital requirements and need for additional financing. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from our expectations in any forward-looking statement. Readers should consider this cautionary statement, as well as the risks identified in our periodic reports filed with the Securities and Exchange Commission, when evaluating our forward-looking statements.

Trademarks
Emergent®, BioThrax®, BaciThrax®, BAT®, Trobigard®, Anthrasil®, CNJ-016®, ACAM2000®, NARCAN®, CYFENDUS®, TEMBEXA® and any and all Emergent BioSolutions Inc. brands, products, services and feature names, logos and slogans are trademarks or registered trademarks of Emergent BioSolutions Inc. or its subsidiaries in the United States or other countries. All other brands, products, services and feature names or trademarks are the property of their respective owners, including RSDL® (Reactive Skin Decontamination Lotion), which was acquired by SERB on July 31, 2024.

Investor Contact Rich Lindahl Executive Vice President, Chief Financial Officer lindahlr@ebsi.com	Media Contact Assal Hellmer Vice President, Communications mediarelations@ebsi.com

Emergent BioSolutions Inc.
Consolidated Balance Sheets
(unaudited, in millions, except per share data)

	December 31,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$99.5	$111.7
Restricted cash	6.1	—
Accounts receivable, net	154.5	191.0
Inventories, net	311.7	328.9
Prepaid expenses and other current assets	26.9	47.9
Total current assets	598.7	679.5

Property, plant and equipment, net	270.6	382.8
Intangible assets, net	501.5	566.6
Other assets	18.9	194.3
Total assets	$1,389.7	$1,823.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$60.9	$112.2
Accrued expenses	17.7	18.6
Accrued compensation	56.1	74.1
Debt, current portion	—	413.7
Other current liabilities	27.7	32.7
Total current liabilities	162.4	651.3

Debt, net of current portion	663.7	446.5
Deferred tax liability	41.7	47.2
Other liabilities	39.1	28.9
Total liabilities	$906.9	$1,173.9

Stockholders’ equity:
Preferred stock, $0.001 par value per share; 15.0 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value per share; 200.0 shares authorized, 59.9 and 57.8 shares issued; 54.3 and 52.2 shares outstanding, respectively.	0.1	0.1
Treasury stock, at cost, 5.6 and 5.6 common shares, respectively	(227.7)	(227.7)
Additional paid-in capital	928.0	904.4
Accumulated other comprehensive loss, net	(5.2)	(5.7)
Accumulated deficit	(212.4)	(21.8)
Total stockholders’ equity	$482.8	$649.3
Total liabilities and stockholders’ equity	$1,389.7	$1,823.2

Emergent BioSolutions Inc.
Consolidated Statements of Operations
(unaudited, in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenues:
Commercial Product sales	$65.1	$111.0	$398.9	$497.3
MCM Product sales	116.8	138.1	509.8	447.2
Total Product sales, net	181.9	249.1	908.7	944.5
Bioservices:
Services	6.8	20.6	103.5	72.8
Leases	0.6	0.2	1.4	5.7
Total Bioservices revenues	7.4	20.8	104.9	78.5
Contracts and grants	5.4	6.7	30.0	26.3
Total revenues	194.7	276.6	1,043.6	1,049.3

Operating expenses:
Cost of Commercial Product sales (1)	33.2	50.1	185.9	210.3
Cost of MCM Product sales (1)	72.1	97.2	219.4	305.6
Cost of Bioservices (1)	12.7	37.8	276.0	189.5
Research and development	9.1	29.4	70.7	111.4
Selling, general and administrative	60.8	89.7	308.0	368.4
Amortization of intangible assets	16.3	16.2	65.1	65.6
Goodwill impairment	—	—	—	218.2
Impairment of long-lived assets	—	—	27.2	306.7
Total operating expenses	204.2	320.4	1,152.3	1,775.7

Loss from operations	(9.5)	(43.8)	(108.7)	(726.4)

Other income (expense):
Interest expense	(14.8)	(21.7)	(71.0)	(87.9)
Gain on sale of business	—	—	24.3	74.2
Other, net	(3.3)	11.0	12.5	8.9
Total other income (expense), net	(18.1)	(10.7)	(34.2)	(4.8)

Loss before income taxes	(27.6)	(54.5)	(142.9)	(731.2)
Income tax provision (benefit)	3.7	(5.0)	47.7	29.3
Net loss	$(31.3)	$(49.5)	$(190.6)	$(760.5)

Loss per common share
Basic	$(0.58)	$(0.95)	$(3.60)	$(14.85)
Diluted	$(0.58)	$(0.95)	$(3.60)	$(14.85)

Shares used in computing loss per common share
Basic	54.2	51.9	53.0	51.2
Diluted	54.2	51.9	53.0	51.2

(1) Excludes intangible assets amortization

Emergent BioSolutions Inc.
Consolidated Statements of Cash Flows
(unaudited, in millions)

	Year Ended December 31,
	2024	2023
Operating Activities
Net loss	$(190.6)	$(760.5)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Share-based compensation expense	18.0	23.1
Depreciation and amortization	108.8	125.1
Change in fair value of contingent obligations, net	0.6	0.2
Amortization of deferred financing costs	7.4	21.3
Deferred income taxes	(5.5)	(8.9)
Noncash gain on sale of business	(32.2)	(74.2)
Change in fair value of warrant and forward liabilities	1.1	—
Goodwill impairment	—	218.2
Impairment of long-lived assets	27.2	306.7
Loss on disposal of assets	28.7	21.1
Other	6.5	(8.1)
Changes in operating assets and liabilities:
Accounts receivable	(24.4)	(21.6)
Inventories	(24.5)	0.6
Prepaid expenses and other assets	169.9	11.7
Accounts payable	(33.0)	10.6
Accrued expenses and other liabilities	12.3	(55.7)
Long-term incentive plan accrual	3.6	4.8
Accrued compensation	(18.2)	(10.4)
Income taxes receivable and payable, net	23.3	(16.2)
Contract liabilities	(20.3)	5.9
Net cash provided by (used in) operating activities	58.7	(206.3)
Investing Activities
Purchases of property, plant and equipment	(22.9)	(51.6)
Proceeds from sale of property, plant and equipment	7.9	—
Milestone payments from prior asset divestiture (acquisition)	30.0	(6.3)
Proceeds from sale of business	110.2	270.2
Net cash provided by investing activities	125.2	212.3
Financing Activities
Proceeds from the issuance of debt, net of lender fees	219.0	—
Proceeds allocated to warrants issued in conjunction with debt	13.4	—
Proceeds allocated to common stock issued in conjunction with debt	9.3	—
Proceeds from revolving credit facility	65.0	20.0
Principal payments on revolving credit facility	(284.2)	(398.8)
Principal payments on term loan facility	(198.2)	(164.6)
Debt issuance costs	(14.6)	—
Proceeds from share-based compensation activity	1.5	1.8
Taxes paid for share-based compensation activity	(1.2)	(2.5)
Proceeds from at-the-market sale of stock, net of commissions and expenses	—	8.4
Net cash used in financing activities:	(190.0)	(535.7)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	(1.2)
Net change in cash, cash equivalents and restricted cash	(6.1)	(530.9)
Cash, cash equivalents and restricted cash, beginning of period	111.7	642.6
Cash, cash equivalents and restricted cash, end of period	$105.6	$111.7

Emergent BioSolutions Inc.
Consolidated Statements of Cash Flows Continued
(unaudited, in millions)

Supplemental cash flow disclosures:
Cash paid for interest	$64.0	$68.3
Cash paid for income taxes, net of refunds	$26.5	$52.8
Non-cash investing and financing activities:
Purchases of property, plant and equipment unpaid at period end	$1.9	$5.7
Gain on extinguishments of debt	$0.6	$2.5
Issuance of common stock in conjunction with debt	$7.7	$—
Reconciliation of cash and cash equivalents and restricted cash:
Cash and cash equivalents	$99.5	$111.7
Restricted cash	6.1	—
Total	$105.6	$111.7

Emergent BioSolutions, Inc.
Reconciliation of Non-GAAP Financial Measures
Reconciliation of Net Loss and Net Loss per Diluted Share to Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Diluted Share(1)

($ in millions, except per share data)	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023	Source
Net loss	$(31.3)	$(49.5)	$(190.6)	$(760.5)
Adjustments:
Non-cash amortization charges	$18.5	$22.0	$72.5	$86.8	Amortization of intangible assets (IA), Other Income
Impairments	—	—	27.2	524.9	Impairment of long-lived assets and goodwill
Severance and restructuring costs	(0.4)	(1.1)	22.5	33.4	Cost of MCM Products, Cost of Services, SG&A and R&D
Inventory step-up provision	5.0	2.0	6.2	3.9	Cost of MCM Products
Acquisition and divestiture costs	—	1.9	—	4.7	SG&A
Exit and disposal costs	—	6.4	13.3	12.5	R&D
Gain on sale of business	—	—	(24.3)	(74.2)	Other Income (Expense)
Settlement charges, net	1.5	—	121.7	—	Cost of Services and SG&A
Contingent consideration milestones	—	—	(30.0)	—	Other Income (Expense)
Changes in fair value of financial instruments	2.3	0.6	1.8	0.2	Cost of MCM Products and Other Income (Expense)
Other expense (income), net items	—	(2.5)	9.8	(2.5)	Other Income (Expense)
Tax effect	7.0	(19.8)	(42.2)	(148.2)
Total adjustments:	$33.9	$9.5	$178.5	$441.5
Adjusted net income (loss)	$2.6	$(40.0)	$(12.1)	$(319.0)
Net loss per diluted share	$(0.58)	$(0.95)	$(3.60)	$(14.85)
Adjustments:
Non-cash amortization charges	$0.34	$0.42	$1.37	$1.70	Amortization of IA, Other Income (Expense)
Impairments	—	—	0.51	10.25	Impairment of long-lived assets
Severance and restructuring costs	(0.01)	(0.02)	0.42	0.65	Cost of MCM Products, Cost of Services, SG&A and R&D
Inventory step-up provision	0.09	0.04	0.12	0.08	Cost of MCM Products
Acquisition and divestiture costs	—	0.04	—	0.09	SG&A
Exit and disposal costs	—	0.12	0.25	0.24	R&D
Gain on sale of business	—	—	(0.46)	(1.45)	Other Income (Expense)
Settlement charges, net	0.03	—	2.30	—	Cost of Services and SG&A
Contingent consideration milestones	—	—	(0.57)	—	Other Income (Expense)
Changes in fair value of financial instruments	0.04	0.01	0.03	—	Cost of MCM Products and Other Income (Expense)
Other expense (income), net items	—	(0.05)	0.19	(0.05)	Other Income (Expense)
Tax effect	0.14	(0.38)	(0.79)	(2.89)
Total adjustments:	$0.63	$0.18	$3.37	$8.62
Adjusted net income (loss) per diluted share	$0.05	$(0.77)	$(0.23)	$(6.23)
Diluted shares used in computing Adjusted net income (loss) per diluted share	54.2	51.9	53.0	51.2

Emergent BioSolutions, Inc.
Reconciliation of Net Loss to Adjusted EBITDA(1)

($ in millions)	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net loss	$(31.3)	$(49.5)	$(190.6)	$(760.5)
Adjustments:
Depreciation & amortization	$26.0	$29.6	$108.8	$125.1
Income taxes	3.7	(5.0)	47.7	29.3
Total interest expense, net	14.2	21.0	69.0	80.9
Impairments	—	—	27.2	524.9
Inventory step-up provision	5.0	2.0	6.2	3.9
Changes in fair value of financial instruments	2.3	0.6	1.8	0.2
Severance and restructuring costs	(0.4)	(1.1)	22.5	33.4
Exit and disposal costs	—	6.4	13.3	12.5
Acquisition and divestiture costs	—	1.9	—	4.7
Gain on sale of business	—	—	(24.3)	(74.2)
Settlement charges, net	1.5	—	121.7	—
Contingent consideration milestones	—	—	(30.0)	—
Other expense (income), net items	—	(2.5)	9.8	(2.5)
Total adjustments	$52.3	$52.9	$373.7	$738.2
Adjusted EBITDA	$21.0	$3.4	$183.1	$(22.3)

Emergent BioSolutions, Inc.
Reconciliations of Total Revenues to Total Segment Revenues and of Segment and Total Segment Gross Margin and Gross Margin %
to Segment and Total Segment Adjusted Gross Margin and Adjusted Gross Margin %(1)

Three Months Ended December 31, 2024 (unaudited, in millions)	Commercial Products	MCM Products	Services	Total Segment	Contracts & Grants	Total Revenues
Revenues	$65.1	$116.8	$7.4	$189.3	$5.4	$194.7

Cost of sales or services	33.2	72.1	12.7	118.0
Amortization of intangible assets	9.5	6.8	—	16.3

Gross margin	$22.4	$37.9	$(5.3)	$55.0
Gross margin %	34%	32%	(72)%	29%

Add back:
Amortization of intangible assets	$9.5	$6.8	$—	$16.3
Inventory step-up provision	—	5.0	—	5.0
Restructuring costs	—	(0.3)	(0.1)	(0.4)

Adjusted gross margin	$31.9	$49.4	$(5.4)	$75.9
Adjusted gross margin %	49%	42%	(73)%	40%

Three Months Ended December 31, 2023 (unaudited, in millions)	Commercial Products	MCM Products	Services	Total Segment	Contracts & Grants	Total Revenues
Revenues	$111.0	$138.1	$20.8	$269.9	$6.7	$276.6

Cost of sales or services	50.1	97.2	37.8	185.1
Amortization of intangible assets	9.4	6.8	—	16.2

Gross margin	$51.5	$34.1	$(17.0)	$68.6
Gross margin %	46%	25%	(82)%	25%

Add back:
Amortization of intangible assets	$9.4	$6.8	$—	$16.2
Changes in fair value of financial instruments	—	0.6	—	0.6
Inventory step-up provision	—	2.0	—	2.0
Restructuring costs	—	(1.4)	0.3	(1.1)

Adjusted gross margin	$60.9	$42.1	$(16.7)	$86.3
Adjusted gross margin %	55%	30%	(80)%	32%

Emergent BioSolutions, Inc.
Reconciliations of Total Revenues to Total Segment Revenues and of Segment and Total Segment Gross Margin and Gross Margin % to Segment and Total Segment Adjusted Gross Margin and Adjusted Gross Margin %(1)

Year Ended December 31, 2024 (unaudited, in millions)	Commercial Products	MCM Products	Services[1]	Total Segment	Contracts & Grants	Total Revenues
Revenues	$398.9	$509.8	$104.9	$1,013.6	$30.0	$1,043.6

Cost of sales or services	185.9	219.4	276.0	681.3
Amortization of intangible assets	37.8	27.3	—	65.1

Gross margin	$175.2	$263.1	$(171.1)	$267.2
Gross margin %	44%	52%	(163)%	26%

Add back:
Intangible asset amortization	$37.8	$27.3	$—	$65.1
Changes in fair value of financial instruments	—	0.6	—	0.6
Inventory step-up provision	—	6.2	—	6.2
Settlement charges, net	—	—	110.2	110.2
Restructuring costs	—	7.2	0.2	7.4

Adjusted gross margin	$213.0	$304.4	$(60.7)	$456.7
Adjusted gross margin %(1)	53%	60%	(58)%	45%

(1) Total Segment results for the year ended December 31, 2024 includes $50.0 million attributable to the Settlement Agreement with Janssen. The revenue and cost of services is related to raw materials purchased for the Janssen Agreement which Janssen had not reimbursed. Excluding the impacts of the Settlement Agreement, Total Segment Adjusted Gross Margin % would have been 2% higher for the year ended December 31, 2024.

Emergent BioSolutions, Inc.
Reconciliations of Total Revenues to Total Segment Revenues and of Segment and Total Segment Gross Margin and Gross Margin % to Segment and Total Segment Adjusted Gross Margin and Adjusted Gross Margin %(1)

Year Ended December 31, 2023 (in millions)	Commercial Products	MCM Products	Services	Total Segment	Contracts & Grants	Total Revenues
Revenues	$497.3	$447.2	$78.5	$1,023.0	$26.3	$1,049.3

Cost of sales or services	210.3	305.6	189.5	705.4
Intangible asset amortization	38.6	27.0	—	65.6

Gross margin	$248.4	$114.6	$(111.0)	$252.0
Gross margin %	50%	26%	(141)%	25%

Add back:
Intangible asset amortization	$38.6	$27.0	$—	$65.6
Changes in fair value of financial instruments	—	0.2	—	0.2
Inventory step-up provision	—	3.9	—	3.9
Restructuring costs	—	5.6	8.4	14.0

Adjusted gross margin	$287.0	$151.3	$(102.6)	$335.7
Adjusted gross margin %	58%	34%	(131)%	33%

Emergent BioSolutions, Inc.
Reconciliation of Net Income Forecast to Adjusted Net Income Forecast

($ in millions)	2025 Full Year Forecast	Source
Net income	$16 - $66
Adjustments:
Non-cash amortization charges	$65	Amortization of intangible assets and Other Income (Expense)
Inventory step-up provision	5	Cost of MCM Products
Settlement charges, net	(10)	Cost of Services and SG&A
Contingent consideration milestones	(50)	Other Income (Expense)
Tax effect	(6)
Total adjustments:	$4
Adjusted net income	$20 - $70
Reconciliation of Net Income Forecast to Adjusted EBITDA Forecast

($ in millions)	2025 Full Year Forecast
Net income	$16 - $66
Adjustments:
Depreciation & amortization	$100
Income taxes	34
Total interest expense, net	55
Inventory step-up provision	5
Settlement charges, net	(10)
Contingent consideration milestones	(50)
Total adjustments	$134
Adjusted EBITDA	$150 - $200

Emergent BioSolutions, Inc.
Reconciliations of Forecasted Total Revenues to Forecasted Total Segment Revenues and of Forecasted Segment and Total Segment Gross Margin and Gross Margin % to Forecasted Segment and Total Segment Adjusted Gross Margin and Adjusted Gross Margin %(1)

($ in millions)	2025 Full Year Forecast
Total revenues	$750 - $850
Contracts & Grants	(25) - (30)
Total segment revenues	$725 - $820

Cost of sales or services	$447- $474
Total segment gross margin	$278 - $351
Total segment gross margin %	38% - 43%
Add back:
Intangible asset amortization	$60
Inventory step-up provision	5
Total segment adjusted gross margin	$348 - $421
Total segment adjusted gross margin %	48% - 51%